UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2008

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-31355 (Commission File No.)	81-0438093 (IRS Employee Identification No.)

124 N. First Street
Louisville, Kentucky 40202
(Address of Principal Executive Offices)

502-379-4788
(Issuer Telephone number)

SUNCREST GLOBAL ENERGY CORP.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        On March 12, 2008, Beacon Enterprise Solutions Group, Inc. (“Beacon”) entered into a term loan agreement with Integra Bank as more fully described in Item 2.03 of this Current Report on Form 8-K, incorporated here by reference.

Item 2.03 Creation of a Direct Financial Obligation.

        On March 12, 2008, Beacon entered into a term loan with Integra Bank (the “Note”). Proceeds of the Note were $600,000 and were used to pay off a line of credit and a note payable assumed as part of the purchase of Bell-Haun Systems, Inc., and a note payable assumed as part of the purchase of CETCON, Inc. The Note has a five year term and bears interest at a fixed annual rate of 6.25%. The Note contains certain provisions in the event of default that could result in acceleration of payment of the entire balance including accrued and unpaid interest. Acceleration of the Note in the event of default would also result in the interest rate increasing to 8.25%. The Note is collateralized by all of the assets of the business.

        The term loan is part of $1.1 million of debt financing that has been agreed to in principal by and between Beacon and Integra Bank on March 6, 2008. Integra Bank has committed to providing an additional $500,000 line of credit (the “Line”) that will be executed pending consent of our Series A Preferred Shareholders. The Line would be collateralized by a pledged bank account containing $500,000 of cash, the balance of which be reduced as Beacon achieves certain financial performance targets.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
Date: March 18, 2008	By:	/s/ Bruce Widener Bruce Widener, Chief Executive Officer